UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 8, 2007

ECHELON CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-29748	77-0203595
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

550 Meridian Avenue

San Jose, California 95126

(Address of principal executive offices, including zip code)

(408) 938-5200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) The Compensation Committee of the Board of Directors of Echelon Corporation (“Echelon”) implemented a management bonus plan for 2006, effective February 8, 2007. Under this plan, each manager received, in lieu of cash, performance shares under Echelon’s 1997 Stock Plan (the “Plan”), in an amount equal to 75% of each manager’s individual bonus amount approved by the Committee, divided by the $8.85 per share closing price of Echelon’s common stock on February 8, 2007. The issuance of the shares of Echelon common stock underlying the performance shares is subject to a requirement that within three years from the date of grant, Echelon must achieve at least two consecutive quarters of profitability, calculated on a non-GAAP basis excluding equity compensation and extraordinary expense. If the performance criterion is not met during that three year period, then the performance shares will not vest and will automatically be returned to the Plan. If this performance trigger is met, then an aggregate of 69,724 shares of Echelon common stock will be issued to the following Echelon named executive officers, subject in each case to such executive officer continuing to be employed by Echelon as of the end of the second consecutive quarter of profitability: M. Kenneth Oshman, 35,593 shares; Beatrice Yormark, 10,593 shares; Oliver R. Stanfield, 9,322 shares; Kathleen B. Bloch, 5,932 shares; and Frederik H. Bruggink, 8,284 shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECHELON CORPORATION

By:	/s/ Oliver R. Stanfield
Oliver R. Stanfield
Executive Vice President and Chief Financial Officer

Date: February 13, 2007